12401 South 450 East	Avenida 16 de Julio No.1525	Jaimes Freire, 4 Norte
Building D1	Edificio Mutual La Paz Penthouse	Calle Las Jardineras #16
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax	(591-3)312-1149 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org	info@geii.com

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Begins Gold Production at
New Placer Joint Venture

SALT LAKE CITY, UTAH--(PR NEWSWIRE)--October 18, 2004---Golden Eagle International, Inc. (MYNG, OTCBB) announced today that it has commenced production at its joint venture placer operation in the Tipuani Gold District near its Cangalli mine.

     Golden Eagle President Terry C. Turner commented, “I am very pleased to announce that we are in production again. While we expect to mine out this gold deposit within four to six months, we intend to find solutions to the issues at our Cangalli mine during that period.”

     Golden Eagle estimates that the open pit operation will process between 500 and 1,000 tpd. The company projects that the stripping-to-ore ratio in the early stages of the operations will be approximately 1:1. All of Golden Eagle’s open-pit mining equipment is now being employed at the new operation.

     Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

     Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,900 acres (77 square miles) in the Tipuani Gold District located in western Bolivia, which has produced 32 million ounces of gold in its known history; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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